EXHIBIT 4.4

This Security is a Registered Security in permanent global form within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depositary or a nominee of the Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture. Unless and until it is exchanged in whole or in part for Securities in definitive registered form, this Security may not be transferred except as a whole by the Depositary to the nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

No. [●]	CUSIP No.: 101137 AX5
ISIN No.: US101137AX52

[●]
4.000% SENIOR NOTE DUE 2029

BOSTON SCIENTIFIC CORPORATION promises to pay
to Cede & Co. or registered assigns the principal sum of
[●] MILLION DOLLARS ($[●]) on
March 1, 2029.
Interest Payment Dates: March 1 and September 1 of each year, commencing September 1, 2019.
Regular Record Dates: February 15 and August 15.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated: February 25, 2019
BOSTON SCIENTIFIC CORPORATION

By:
Name: [●]
Title: [●]

[corporate seal]
Attest:
By:
Name: [●]
Title: [●]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Dated: February 25, 2019
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[REVERSE OF FORM OF SECURITY]
BOSTON SCIENTIFIC CORPORATION
4.000% SENIOR NOTE DUE 2029
1.Interest. BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Company”), which definition shall include any successor thereto in accordance with the Indenture (as defined below), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the reverse side hereof at a rate of 4.000% per annum. Interest on the Securities will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from February 25, 2019 to but excluding the date on which interest is paid. Interest shall be payable in arrears on March 1 and September 1 of each year (each an “Interest Payment Date”), commencing September 1, 2019. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
2.Method of Payment. The Company will pay interest on the Securities to the Persons who are registered Holders of Securities at the close of business on the immediately preceding February 15 and August 15 of each year (each, a “Regular Record Date”). Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal, the Redemption Price (pursuant to paragraph 5 herein), any Change of Control Payment and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. At the Company’s option, interest may be paid by check mailed to the registered address of the Holder or by wire transfer to an account designated by the Holder of this Security; provided, however, that so long as the Securities are registered in the name of The Depository Trust Company (“DTC”), or its nominee, all payments of principal, Redemption Price (pursuant to paragraph 5 herein) and interest in respect thereof will be made by wire transfer in immediately available funds.
3.Paying Agent and Security Registrar. Initially, U.S. Bank National Association, will act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar without notice.
4.Indenture. The Company issued the Securities under an Indenture, dated as of May 29, 2013 (the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”). This Security is one of an issue of Securities of the Company issued under the Indenture. The terms of the Securities include those stated herein and in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended from time to time (the “TIA”). The Securities are subject to all such terms, and Holders of the Securities are referred to the Indenture and the TIA for a statement of them. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture. The Securities constitute senior indebtedness of the Company and, as such, shall be general unsecured and unsubordinated obligations of the Company ranking equally with all of the Company’s unsecured and unsubordinated obligations. The Company may, subject to the terms of the Indenture and applicable law, issue additional Securities under the Indenture. The Securities issued on February 25, 2019 and any additional Securities subsequently issued shall be treated as a single class for all purposes of the Indenture. The Indenture limits the ability of the Company to incur certain liens and to merge or consolidate with another entity or transfer all or substantially all of its property and assets.
5.Optional Redemption. The Securities will be redeemable at any time prior to March 1, 2029, at the option of the Company, in whole or in part, on at least 15 days, but no more than 60 days prior written notice mailed to the registered holders of the Securities (with a copy to the Trustee) to be redeemed, on any date prior to maturity at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed or (ii) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon to the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption (the “Redemption Date”) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest on the Securities to, but not including, the Redemption Date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date). At any time and from time to time on or after December 1, 2028 (the date that is 3 months prior to the maturity date of the Securities) (the “Par Call Date”), the Company may redeem the Securities, in whole or in part, at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to the Redemption Date.
“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized (assuming that the Securities matured on the Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.
“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Quotation Agent” means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company.
“Reference Treasury Dealer” means (1) Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and their respective successors; provided, however, that, if any of the foregoing shall cease to be a primary United States Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Trustee after consultation with the Company.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.
If the Company redeems only some of the Securities, the Trustee shall determine by lot the Securities to be redeemed or, in the case of Securities held in global form, pursuant to applicable Depositary procedures.

6.Repurchase at the Option of Holders upon Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem the Securities as described under paragraph 5 above, each Holder of the Securities will have the right to require the Company to purchase all or a portion (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of such Holder’s Securities pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of such Holder’s Securities that are repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Payment”), subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant interest payment date.
The Company will be required to send a notice to each Holder of the Securities by first class mail, with a copy to the Trustee, within 30 days following the date upon which any Change of Control Repurchase Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Repurchase Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept for payment all properly tendered Securities or portions of Securities not validly withdrawn;

•	deposit with the Paying Agent the required payment for all properly tendered Securities or portions of Securities not validly withdrawn; and

•
deliver or cause to be delivered to the Trustee the repurchased Securities, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased Securities.

The Company will not be required to make a Change of Control Offer with respect to the Securities upon the occurrence of a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and the third party purchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture.
The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Corporation will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

For purposes of the foregoing discussion, the following definitions apply:
“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.
“Change of Control” means the occurrence of any of the following:

•
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its subsidiaries;

•
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

•	the adoption of a plan relating to the Company’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.
“Fitch” means Fitch, Inc. and its successors.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); provided, however, that the Company shall not be required to maintain a rating by more than two Rating Agencies at any time and if only two Rating Agencies provide a rating with respect to the Securities, then “Investment Grade” with respect to the Securities shall mean the applicable rating described above of such two Rating Agencies with respect to the Securities.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agencies” means each of Moody’s, S&P and Fitch, or if any of Moody’s, S&P or Fitch ceases to rate the Securities or fails to make a rating of the Securities publicly available, any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the

Exchange Act that is selected by the Company as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be; provided, however, that the Company shall not be required to maintain a rating by more than two Rating Agencies at any time.
“Rating Event” means the rating of the Securities shall be decreased by each of the Rating Agencies independently by one or more gradations during the Rating Period (as defined below). If the rating of the Securities by each of the Rating Agencies is Investment Grade, then “Rating Event” will mean the rating of the Securities shall be decreased by one or more gradations by each Rating Agency so that the ratings of the Securities by all of of the Rating Agencies fall below Investment Grade, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (the “Rating Period”) (which 30-day period shall be extended by no more than 60 days from the date of the occurrence of the Change of Control if the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies and each other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Securities). A Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of “Change of Control Repurchase Event”) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee under the Indenture in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
7.Sinking Fund. No sinking fund is provided for the Securities.
8.Denominations, Transfer, Exchange. The Securities are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Securities in accordance with the Indenture. No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 304, 906, 1107 or 1305 of the Indenture not involving any transfer.
9.Persons Deemed Owners. The registered Holder of a Security may be treated as the owner of it for all purposes.
10.Unclaimed Money. Subject to any applicable abandoned property laws, if money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as unsecured general creditors unless an “abandoned property” law designates another Person.
11.Amendment, Supplement, Waiver. The Company and the Trustee may, without the consent of the Holders of any outstanding Securities, amend, waive or supplement the Indenture or the

Securities for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other change that does not adversely affect the rights of any Holder in any material respect. Other amendments and modifications of the Indenture or the Securities may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities affected, subject to certain exceptions requiring the consent of the Holders of each Security affected thereby.
12.Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Securities and the Indenture and the transaction complies with the terms of Article 8 of the Indenture, the predecessor corporation, subject to certain exceptions, will be released from those obligations.
13.Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 501(5) or Section 501(6) of the Indenture) occurs and is continuing, then the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities may, or the Trustee may, declare the principal of, plus accrued interest, if any, to be due and payable immediately. If an Event of Default specified in Section 501(5) or Section 501(6) of the Indenture occurs and is continuing, the principal of and accrued interest on all of the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders of the Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require reasonable security or indemnity reasonably satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the then Outstanding Securities may direct the Trustee in its exercise of any trust or power. The Company must furnish an annual compliance certificate to the Trustee.
14.No Recourse Against Others. A director, officer, employee, or stockholder, as such, of the Company or any of its Affiliates shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of the Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
15.Defeasance. The Indenture contains provisions (which provisions apply to this Security) for defeasance at any time of (a) the entire indebtedness of the Company in respect of this Security and (b) certain restrictive covenants and Defaults and Events of Default, in each case upon compliance by the Company with certain conditions set forth therein.
16.Authentication. This Security shall not be valid until the Trustee signs the certificate of authentication to this Security.
17.GOVERNING LAW. THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder of Securities upon written request and without charge a copy of the Indenture. Requests may be made to:
BOSTON SCIENTIFIC CORPORATION
300 Boston Scientific Way
Marlborough, Massachusetts 01752
Telephone: (508) 683-4000
Telecopy: (508) 683-4350
Attention: General Counsel

ASSIGNMENT FORM

If you the holder want to assign this Security, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Security to ______________________________

____

(Insert assignee's social security or tax ID number) ______________________________

____

(Print or type assignee's name, address and zip code) and irrevocably appoint ____________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

____

Date:______________________ Your signature: ______________________________

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:____

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Security Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.